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                                                                    EXHIBIT 23.7

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                        CONSENT OF INDEPENDENT ACCOUNTS


     We consent to the incorporation by reference in this registration statement of C-TEC Corporation on Form S-4 (registration no. 33-61597) of our report dated February 22, 1995, on our audits of the consolidated financial statements (i) of Megacable, S.A. de C.V. and subsidiaries as of December 31, 1994 and 1993 and for the year ended December 31, 1994, and the six month period ended December 31, 1993; and (ii) of Cable Control Sinaloa, S.A. de C.V. and Cable Control de Sonora, S.A. de C.V. (Predecessor) for the six month period ended June 30, 1993. We also consent to the reference to our Firm under the caption "Experts."



     LEBRIJA ALVAREZ y CIA., S.C.



     Roberto Escobedo Anzures, CPA
     Partner
     September 7, 1995